Cowen to Hold Conference Call to Discuss Second Quarter 2019 Financial Results

NEW YORK — July 12, 2019 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) will host a conference call on Friday, July 26, 2019 at 10:00 AM ET to discuss the Company's financial results for the second quarter of 2019.

Investors can access the conference call by dialing 1-855-760-0961 (1-631-485-4850 outside the U.S.) The passcode for the call is 8293838. A recording of the conference call will be available for one week beginning at 1:00 PM ET on July 26 by dialing 1-855-859-2056 (1-404-537-3406 outside the U.S.) and entering passcode 8293838.

The conference call will also be broadcast live through a link on the Investor Relations section of Cowen’s website at investor.cowen.com. Please go to the website at least 15 minutes prior to the call to register and download any necessary software. A replay will be available on the Investor Relations page of Cowen’s website approximately two hours after completion of the conference call.

Change in Segment Reporting

As noted in the prior reporting period, the Company continually monitors and reviews its segment reporting structure in accordance with authoritative guidance to determine whether any changes have occurred that would impact its reportable segments. Because of the change in the Chief Operating Decision Maker (“CODM”) of the Company at the end of 2017, the Company experienced a strategic shift to refocus the Company’s businesses on a set of differentiated products which are aligned to the content and insight within the Company’s domain of expertise.

During the second quarter of 2019, the Company realigned the information that the CODM regularly reviews to evaluate performance for operating decision-making purposes, including evaluation and allocation of resources. As a result, the Company will disclose its financial information in a new segment structure for the period ended June 30, 2019.

This structure includes two business segments: Operating Co and Asset Co. The structure is based on the Company's domain expertise as a driver of balance sheet harmonization and repeatable revenues for its operating business versus the Company’s long-term monetization strategies.

•	The Operating Co segment consists of Cowen Investment Management (“CIM”), Investment Banking, Markets and Research.

•	The Asset Co segment consists of the Company’s private investments, private real estate business and other legacy multi-sector long/short equity strategies.

The Company will provide additional details on this segment reporting change in its Second Quarter 2019 earnings release on July 26.

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com

Investor Relations Contact:
Cowen Inc.
J.T. Farley
1-646-562-1056
james.farley@cowen.com

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